Eni Sustainable Mobility and PBF Energy
Announce Closing of St. Bernard Biorefinery Partnership

Rome (Italy) - Parsippany, N.J. (US), June 28, 2023 – Eni Sustainable Mobility Spa and PBF Energy Inc. (NYSE: PBF) today announced the closing of a 50-50 joint venture partnership in St. Bernard Renewables LLC (SBR), an operating biorefinery co-located with PBF’s Chalmette Refinery in Louisiana (US). PBF’s affiliate contributed the biorefinery and other assets comprising the business to SBR and Eni Sustainable Mobility’s affiliate has committed to make capital reimbursements and contributions totaling $835 million to PBF, of which $431 million was paid at closing. The remainder of the total consideration will be contributed by Eni Sustainable Mobility upon start-up of the pre-treatment unit (“PTU”). An additional $50 million in contingent consideration will be paid by Eni Sustainable Mobility subject to the achievement of certain project milestones and performance criteria.

“Closing the St. Bernard Renewables biorefinery 50% acquisition and creating a dedicated joint venture together with an important US industrial partner as PBF confirms the relevance of biofuels in Eni Sustainable Mobility, which is already running two biorefineries in Italy, and it is a further step on the path to decarbonize transports, including ‘hard to abate’ sectors such as heavy duty” said CEO of Eni Sustainable Mobility Stefano Ballista. “The closing will enable Eni Sustainable Mobility to immediately increase its refining capacity from 1,1 to over 1,6 million tons/year and to enter in the most relevant markets in line with its goal to reach over 3 million tons/year by 2025 and more than 5 million tons/year by 2030, by contributing to Eni strategy to achieve carbon neutrality by 2050 through the reduction of the emissions generated during the entire products life cycle”.

“Closing this strategic partnership with Eni Sustainable Mobility, a global leader in biorefining, demonstrates our commitment to delivering diversified sources of energy to our customers, while lowering the carbon intensity of the products we manufacture,” said PBF President Matthew Lucey. “The SBR biorefinery will benefit from PBF and Eni’s complementary strengths and expertise. We are excited about our partnership with Eni and look forward to reaching full operations at SBR.”

SBR Operational Update
The St. Bernard Renewables biorefinery has commenced operations with production of commercial product beginning in June. The PTU is mechanically complete and its start-up is expected in the coming weeks. SBR is currently targeted to have processing capacity of about 1.1 million tonnes/year of raw materials, with full pretreatment capabilities. It will produce mainly HVO Diesel (Hydrotreated Vegetable Oil, commonly known as ‘renewable diesel’ in North America), with a production capacity of 306 million gallons per year. The biorefinery is using the Ecofining™ process developed by Eni in cooperation with Honeywell UOP.

SBR will operate as an independent entity with feed procurement and product distribution managed by a dedicated team working on behalf of the St. Bernard Renewables joint venture. While the partnership is set to benefit from its co-location with PBF’s Chalmette refinery through a variety of shared services, the operations and ownership of the existing Chalmette refinery will not be affected by the formation of the new partnership.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, the statements regarding the SBR joint venture transaction in whole, part or at all. These forward-looking statements include, without limitation, the company’s expectations with respect to the potential joint venture’s post-transaction plans, objectives, expectations and intentions with respect to future earnings and operations of SBR. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.
PBF Energy is also a 50% partner in the St. Bernard Renewables joint venture focused on the production of next generation sustainable fuels.

Eni Sustainable Mobility
Eni Sustainable Mobility is the Eni company dedicated to sustainable mobility. The company is vertically integrated along the entire value chain to provide gradually decarbonized services and products that support the energy transition and accelerate the path to net zero emissions throughout their entire life cycle. The company incorporates existing bio-refining and biomethane assets, including the Venice and Gela bio-refineries, and oversees the development of new projects, including the biorefineries in Livorno (Italy) and Pengerang (Malaysia) which are currently under evaluation. Eni Sustainable Mobility also incorporates a network of over 5,000 sales points in Europe to market and distribute a number of energy carriers, among them fuels of organic origin including HVO (Hydrogenated Vegetable Oil) and biomethane, as well as hydrogen and electricity, in addition to other products such as bitumen, lubricants and fuels. Eni station network also support Eni’s other mobility-related services such as the Enjoy car sharing service, food services and stores close to Eni’s retail outlets. Eni Sustainable Mobility is directly controlled by Eni, which holds 100% of its share capital.

PBF Energy contacts:
Colin Murray
ir@pbfenergy.com
Tel: +1 973.455.7578
Michael Karlovich
mediarelations@pbfenegy.com
Tel: +1 973.455.8994

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